FRANKLIN TEMPLETON | digital assets

Digital Assets: The Dawn of a New Asset



Franklin Templeton is an independent third party not affiliated with Moomoo Financial Inc., Moomoo Crypto Inc., Moomoo Technologies Inc., or its affiliates. Moomoo Financial Inc. and its affiliates do not endorse, represent or warrant the completeness and accuracy of the data and information presented and are not responsible for any services provided by the third-party platform.

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Allocating Digital Assets in Investment Portfolios

Digital Assets are the Newest Asset Class and are already a Sizable Capital Market

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Global Asset Class Market Capitalization (USD Billions)

As of December 31, 2024



$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$3,394
$2,649
$1,821
$1,450
Digital Assets
US HY Bonds
Real Assets
Private Debt

Data as of December 31, 2024

Source: Digital Assets – CoinGecko, US HY Bonds – Bloomberg SRCH, Real Assets (Infrastructure, Metals & Mining, Timber & Agriculture, Oil & Gas, Other) - Pitchbook , Private Debt - Pitchbook

"More recent markets have been volatile; due to lagging data, this data does not fully reflect the recent events"

Diversification does not guarantee a profit nor protect against loss.

Digital Assets for Diversification Benefits

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Correlation of BTC/ETH to Traditional Assets[1]

5/1/2024 – 4/30/2025

	BTC/ETH	BTC	ETH	S&P 500	NASDAQ 100	Gold	Oil	Commodities	US Bonds	USD
BTC/ETH	1.00									
BTC	0.99	1.00								
ETH	0.87	0.80	1.00							
S&P 500	0.49	0.47	0.55	1.00						
NASDAQ 100	0.49	0.46	0.54	0.97	1.00					
Gold	0.10	0.10	0.05	0.15	0.14	1.00				
Oil	-0.06	-0.06	-0.04	0.08	0.08	0.09	1.00			
Commodities	0.05	0.05	0.03	-0.09	-0.07	0.01	-0.43	1.00		
US Bonds	-0.02	-0.04	0.05	0.09	0.05	0.17	-0.01	-0.12	1.00	
USD	-0.08	-0.09	-0.04	-0.07	-0.06	-0.46	-0.08	0.09	-0.44	1.00

Scale: 1.00, 0.50, 0.00, -0.50, -1.00

Correlation data reflects 5/1/2024 through 4/30/2025.

1. Asset classes (representative benchmarks): U.S. Dollar (U.S. Dollar Spot Index, Ticker: DXY), Oil (Crude Oil Index, Ticker: LYYOO), Commodities (S&P GSCI, Ticker: SPGCCI), ETH (S&P Ethereum Index, Ticker: SPETH), BTC (S&P Bitcoin Index, Ticker: SPBTC), BTC/ETH (S&P Cryptocurrency MegaCap Index), S&P 500 (S&P 500 Index, Ticker: SPX), NASDAQ (NASDAQ 100 Index, Ticker: NDX), US Bonds (Bloomberg U.S. Aggregate Index, Ticker: LBUSTRUU), Gold (Composite Gold Index, Ticker: BBGOLD).

Diversification does not guarantee a profit nor protect against loss.

Efficiency Frontier Curve

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Investors have generally been well compensated for the increased risk they've been willing to take when investing in bitcoin.



0.15
0.12
0.09
0.06
0.03
0.1
0.12
0.14
0.16
0.18
Portfolio 8
Portfolio 1
Portfolio 7
Portfolio 2
Portfolio 6
Portfolio 3
Portfolio 5
Portfolio 4

Name	Stocks	Bonds	Bitcoin	Standard Deviation	Avg. Annual Return
Port. 1	90%	10%	0%	15.81%	12.04%
Port. 2	80%	20%	0%	14.20%	10.28%
Port. 3	70%	30%	0%	12.62%	8.52%
Port. 4	60%	40%	0%	11.08%	6.77%
Port. 5	59%	40%	1%	11.14%	7.48%
Port. 6	58%	39%	3%	11.51%	9.06%
Port. 7	57%	38%	5%	12.00%	10.61%
Port. 8	55%	35%	10%	13.72%	14.51%

Efficient Frontier data reflects annualized returns 5/1/2020 through 4/30/2025. Past performance is not an indicator or a guarantee of future performance.
Asset classes (representative benchmarks): S&P 500 (S&P 500 Index, Ticker: SPX), US Bonds (Bloomberg U.S. Aggregate Index, Ticker: LBUSTRUU), Bitcoin (Bitcoin Spot Price, BTC).
Indexes are unmanaged and one cannot invest directly in an index. Diversification does not guarantee a profit nor protect against loss.

The U.S. Regulatory Environment is Shifting

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We believe we're on the brink of a massive regulatory shift that can lead to wider adoption.

Regulatory Advancements

- **ETPs:** The SEC approved several Bitcoin Exchange-Traded Products (ETPs) on January 10, 2024, followed by several Ethereum ETPs on July 23, 2024, marking significant regulatory progress.
- **Bitcoin Strategic Reserve:** On March 6, 2025, President Trump announced that his administration has created a Strategic Bitcoin Reserve and US digital asset stockpile.
- **Crypto Czar:** The Trump administration appointed David Sacks as the White House AI and Crypto Czar, reporting directly to Trump.
- **Repeal of SAB 121:** Another major shift is the recent repeal of SAB 121, which removes a key regulatory hurdle and paves the way for banks to custody Bitcoin and digital assets.
- **Changes at State Level:** Eighteen U.S. states are reviewing Bitcoin reserve adoption, while 33 states are considering legislation to establish their own Bitcoin reserves.

Three Pillars of Our Digital Asset Strategy

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Technology

We have built a full-service, automated and highly secure **platform** that **leverages blockchain technology** called the Benji platform, providing investors the opportunity to easily participate and engage in the digital assets market.

Investment Strategies

We provide high quality, **digital asset investment offerings** in both **early-stage venture capital** and with **tokens listed on digital asset exchanges**, all while equipping investors with necessary management advice.

Node Operations

We have capabilities across distributed digital infrastructure including **node operations** for protocol validation, **staking** and **governance** that allow for our trusted partnership.

Franklin Templeton was an early blockchain innovator in asset management

FRANKLIN TEMPLETON

2019

- Tokenized money fund filed with SEC.
- Began operative node validators on the Stellar network.

2020

- Digital Assets Technology team formally founded

2021

- Formally founded Blockchain Venture Capital team.
- Formally established Digital Assets investment Strategies team.
- Launched tokenized money fund in U.S.

2022

- Hired industry innovator Sandy Kaul.
- Launched first private fund investing in blockchain companies.
- Launched Franklin Templeton Digital Asset SMAs for investment on Eaglebrook platform.

2020

- Launched tokenized money fund institutional website.
- Digital focused private fund launches for investment.
- Franklin Templeton Digital Asset Frontier Fund launches for investment

2021

- USD Coin Conversions for tokenized money fund are live.
- Launched two digital assets exchange-traded products (ETPs),

2022

- Launched tokenized money fund in Euro Zone.
- Launched diversified digital asset ETP

Franklin Templeton Digital Assets Team

As a Franklin Templeton strategic priority, the dedicated team of 60+ investment professionals reports directly to senior management.



Roger Bayston
EVP, Head of Franklin Templeton Digital Assets

Digital Assets Technology
Team Count: 36



Mike Muir
SVP, Head of Digital Assets Technology



Monica Fonseca
Director, Digital Assets

Digital Asset Partnership Development
Team Count: 5



Mike Reed
SVP, Head of Digital Asset Partnership Development

Digital Asset Investment Strategies
Team Count: 18



Tony Pecore
SVP, Director of Digital Asset Management

Node Operations
Team Count: 16



Oded Haner
SVP, Information Technology

This organizational chart is a high-level representation of the structure of the Franklin Templeton Digital Assets Team as of December 31, 2024, and is subject to change.

Our Digital Asset ETPs

Franklin Bitcoin ETF*

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EZBC

Benchmark
CME CF Bitcoin Reference Rate–New York Variant

Sponsor Fee
Gross: 0.19%[1]
Net: 0.19%[1]

Inception date
January 11, 2024

Custodian
Coinbase

Morningstar category
US Fund Digital Assets

Seeks to reflect generally the performance of the price of bitcoin before payment of the fund's expenses.

Simplified access
Convenient and cost-effective, lowering the barrier of entry into the crypto market.

Credibility
Offered by Franklin Templeton, a trusted partner to clients for 75 years, custodied by Coinbase, and registered under the Securities Act of 1933.

Emerging opportunity
Exposure to an emerging asset class still early in its adoption cycle, with the potential for attractive returns for risk-tolerant investors willing to embrace volatility.

*** See Important Information on Slide 20***

Before you invest, and for more complete information about the Fund and this offering, you should carefully read the Fund's prospectus. The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act), and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the 1940 Act. The Fund is not a commodity pool for purposes of the Commodity Exchange Act (CEA) and accordingly is not subject to the regulatory protections afforded by the CEA.

1. The Fund's only ordinary recurring expense is the Sponsor's annual fee applied to the NAV of the Fund. The Sponsor's annual fee accrues daily and is payable by the Fund monthly in arrears. The Fund's expenses will reduce the NAV of the Fund.

The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.

Franklin Ethereum ETF*

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EZET

Investment Objective
Seeks to reflect generally the performance of the price of Ether (ETH) before payment of the fund's expenses.

Benchmark
CME CF Ether-Dollar Reference Rate – NY Variant

Sponsor Fee
Gross: 0.19%[1]
Net: 0.19%[1]

Inception date
July 23, 2024

Custodian
Coinbase

Morningstar category
US Fund Digital Assets

Seeks to reflect generally the performance of the price of Ether before payment of the fund's expenses.

Simplified access
Convenient and cost-effective, lowering the barrier for exposure to the crypto market.

Credibility
Franklin Templeton has been a trusted partner to clients for 75+ years and has in-house digital asset expertise.

Exposure to an ecosystem
Ethereum is a novel and growing business model.

*** See Important Information on Slide 21.***

Before you invest, and for more complete information about the Fund and this offering, you should carefully read the Fund's prospectus. The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act), and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the 1940 Act. The Fund is not a commodity pool for purposes of the Commodity Exchange Act (CEA) and accordingly is not subject to the regulatory protections afforded by the CEA.

1. The Fund's only ordinary recurring expense is the Sponsor's annual fee applied to the NAV of the Fund. The Sponsor's annual fee accrues daily and is payable by the Fund monthly in arrears. The Fund's expenses will reduce the NAV of the Fund.

The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.

Franklin Crypto Index ETF*

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EZPZ

Benchmark
CF Institutional Digital Index – US Settlement Price

Sponsor Fee
Gross: 0.19%[1]
Net: 0.00%[1]

Inception date
February 20, 2025

Custodian
Coinbase

Morningstar category
US Fund Digital Assets

Access the leading digital assets through a single investment vehicle.

Convenient and cost-effective
Lowers the barrier for exposure to major digital assets like bitcoin and ether.

Credibility
Franklin Templeton has been a trusted partner to clients for 75+ years and has in-house digital asset expertise.

Evolving representation of the beta for crypto
Intends to add any new digital assets as they become eligible for index inclusion.

*** See Important Information on Slide 22.***

Before you invest, for more complete information about the Fund and this offering, you should carefully read the Fund's prospectus. The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act), and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the 1940 Act. The Fund is not a commodity pool for purposes of the Commodity Exchange Act (CEA) and accordingly is not subject to the regulatory protections afforded by the CEA.

1. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Sponsor's Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. For a period commencing on the day the Shares are initially listed on the Exchange to August 29, 2025, the Sponsor will waive the entire Sponsor's Fee on the first $10.0 billion of the Fund's assets

The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.

Resources:

FRANKLIN TEMPLETON

Franklin Templeton Digital Assets Resource Page